EXHIBIT 99.1

[R3 Fusion logo]

Agreement Between R3 Fusion and Li3 Energy

Objective:

Demonstrate the intensified evaporation process developed under the current purchase order between R3 Fusion, Inc. and Li3 Energy, Inc. (“Li3 Energy”) (collectively referred to as the “Parties”) at a commercial scale on site in Chile, South America (or at an alternate site to be determined by Li3 Energy) in order to better understand the energy requirements, operating costs, maintenance and repair needs, and performance capabilities of the SPaCeR™ systems. This will enable a complete engineering and economic assessment of the equipment and technology for consideration as part of Li3 Energy’s full scale development of the Maricunga or other property.

Deliverable:

R3 Fusion will provide the following:

1.	A demonstration plant incorporating two (2) SPaCeR™ systems with a design flow capacity of at least 1.6 liters per second each including an appropriately sized boiler for generating low-pressure steam to operate the systems
2.	On-site training and commissioning of the equipment
3.	An initial inventory of critical back-up or replacement components (at R3 Fusion’s discretion)
4.	Documentation as appropriate

Cost:

•        Deposit of $100,000 upon order to be fully refunded upon return of the equipment to R3 Fusion upon completion of the term of this equipment demonstration agreement unless Li3 fails to complete a minimum of twelve (12) monthly payments as described in the following paragraph. In case of such earlier termination, Li3 shall be entitled to $50,000 of the deposit amount.

•        Twelve (12) monthly equipment use fees of $37,500.00 payable on the 1st of each month following successful installation and commissioning of the system. Commissioning shall be defined as the R3 Fusion SPaCer system becoming operationally functional at the mutually agreed upon maximum flow rate for the system for eight (8) consecutive hours.

•        Li3 Energy shall have the option, but not the obligation, to keep the equipment on site in Chile following the initial twelve month term for a monthly fee of $12,500 for up to an additional period of thirty six (36) months

Other:

•        R3 Fusion shall be responsible for transportation of all equipment to and from Santiago, Chile or a major port of entry in Bolivia at Li3’s instruction. Local transportation, installation, rigging, and utility connections shall be the responsibility of Li3Energy.

•        Li3 Energy shall be given the exclusive option and license to exploit R3 Fusion’s SPaCeR™ technology throughout the world for the processing of lithium-containing brine for so long as it is utilizing such systems in the processing of brine at its own facilities in South America. The terms of such license shall provide Li3 Energy with a percentage of equipment lease revenues received from other lithium brine processers as well as participation in all other consideration (lump sum payments, sublicensing royalties and fees, and equity participation) associated with such commercial arrangements. The terms and conditions of such license shall be negotiated in good faith by the parties within sixty (60) days of the execution of this agreement by the Parties.

•        R3 Fusion shall, as soon as practical following successful demonstration of the SPaCeR™ system in Chile or other Li3 Energy location, develop and deliver to Li3 Energy a proposal to deliver up to sixty five (65) SPaCeR™ systems to process the lithium brine at Maricunga and any other properties controlled by Li3 Energy. It is expressly understood that the economic objective is currently projected to be $11,000 per SPaCeR™ system per month and the parties shall cooperate fully to attempt to meet or exceed this objective.

•        At any time after June 30, 2012, Li3 may, for any reason whatsoever, terminate this agreement and have no further obligation with respect to monthly equipment use fees as described above. If Li3 terminates the agreement prior to the first anniversary of this agreement, it shall forfeit any rights to the technology or any consideration or compensation associated with the license contemplated hereunder.

•        Inasmuch as time is of the essence, the parties agree to proceed on the basis of this agreement but to use best efforts to prepare a more complete agreement specifically outlining the various terms described herein within the next sixty (60) days.

•        Subject to Li3 Energy’s right to exercise its option to keep the equipment on site as stipulated above, this agreement shall terminate upon the expiration of twelve (12) months from the date Li3 Energy determines the system has been successfully installed and commissioned.

Agreed this 12th day of January, 2012.

R3 Fusion, Inc.	Li3 Energy, Inc.

/s/ Keith A. Blakely	/s/ Luis Saenz
Keith A. Blakely, CEO	Luis Saenz, CEO